Exhibit 21.1

Subsidiaries of the Registrant

The following are the subsidiaries of the Company as of January 23, 2024:

Bitnile.com, Inc., 100%

Ecoark, Inc., 100%

GuyCare, Inc., 100%

GuyCare Management, Inc., 100%

RiskOn Learning, Inc., 100%

RiskOn 360, Inc., 100%